Exhibit (23)


                       INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Ennis Business Forms, Inc.:


We consent to incorporation by reference in the registration statement (No. 2-81124) on Form S-8 of Ennis Business Forms, Inc. of our reports dated April 19, 1996, relating to the consolidated balance sheets of Ennis Business Forms, Inc. and subsidiaries as of February 29, 1996 and February 28, 1995 and the related consolidated statements of earnings and cash flows and related schedule for each of the years in the three-year period ended February 29, 1996, which reports appear, or are incorporated by reference in, the 1996 annual report on Form 10-K of Ennis Business Forms, Inc.


KPMG Peat Marwick LLP


Dallas, Texas
May 24, 1995